Exhibit 99.01

Houghton Mifflin Company Reports Second Quarter 2006 Results

BOSTON—August 10, 2006—Houghton Mifflin Company today announced financial results for the second quarter of 2006. The financial results and comments in this release include the consolidated results of Houghton Mifflin Company and its parent, HM Publishing Corp. (together, the “Company”). HM Publishing Corp. conducts all of its operating activities through Houghton Mifflin Company.

“The market for instructional materials has declined slightly in the first six months of the year, which typically represent only about one-third of annual revenues. New programs such as science and social studies have expanded our addressable market, and we are pleased with our performance in several key adoptions in those disciplines. For the second half of the year, we maintain our previously-stated outlook and will remain focused on the strong growth in adoption opportunities expected in 2007 through 2009,” said Tony Lucki, chairman, president and chief executive officer.

Three months ended June 30, 2006

For the three months ended June 30, 2006, the Company reported net sales from continuing operations of $319.4 million, compared to net sales of $324.9 million for the three months ended June 30, 2005.

Net sales from the K–12 Publishing segment were $253.5 million in the second quarter of 2006, compared to $261.1 million in the second quarter of 2005. Lower sales of secondary math, due to fewer adoption opportunities this year; the timing of sales of secondary social studies products, due to ordering delays in California; and an anticipated decline in state contract revenue in the Assessment Division more than offset strong sales of elementary reading and secondary language arts.

The College Publishing segment reported net sales of $37.2 million for the second quarter of 2006, an increase of 5.1% from $35.4 million reported for the same period in 2005. The increase was due to higher sales of backlist titles, primarily algebra and Spanish. Several major copyright 2006 titles also performed well, including the eighth edition of Larson’s Calculus and the eleventh edition of Ellis’ Becoming a Master Student.

The Trade and Reference Publishing segment’s net sales were $28.6 million in the second quarter of 2006, a slight increase from $28.4 million reported for the second quarter of 2005. Significant sales in the quarter included the Philip Roth novel, Everyman, and Curious George titles, in connection with the film release earlier this year.

The Company reported operating income from continuing operations of $3.0 million, a decrease of $19.5 million from $22.5 million reported in the second quarter of 2005. The decrease primarily resulted from a $19.6 million increase in selling and administrative expenses, which included a compensatory bonus of $21.7 million awarded to certain members of management, previously disclosed and made in connection with Houghton Mifflin, LLC and Houghton Mifflin Finance, Inc.’s offering of Floating Rate Senior PIK Notes. Selling and administrative expenses excluding this bonus declined from the year-ago period, due to lower administrative and fulfillment costs.

The net loss from continuing operations was $33.3 million for the second quarter of 2006, compared to $7.3 million in the year-ago quarter, and was impacted by the compensatory bonus and a provision for income taxes. The Company reported a provision for income taxes of $2.6 million in the second quarter of 2006, compared to an income tax benefit of $3.7 million reported in the second quarter of 2005. The change in income taxes is due to an increase in the valuation allowance.

Due to the seasonal nature of our business, the Company normally incurs a net cash deficit from all activities through the middle of the third quarter. Cash used in continuing operating activities was $77.6 million in the second quarter of 2006, compared to $77.5 million in the second quarter of 2005. Cash used for the compensatory bonus payment was offset by a decrease in cash used for inventory purchases and a decrease in cash outflow from accounts payable, due to timing of payments.

Capital expenditures excluding pre-publication costs totaled $14.7 million in the second quarter of 2006, compared to $14.6 million in the second quarter of 2005, and include investments in back-office systems and new technology platforms and tools to support online products in the K–12 Publishing segment. Pre-publication costs increased to $33.5 million, from $28.8 million in the second quarter of 2005, due to investments in new products in anticipation of upcoming growth in the adoption market.

Operating free cash flow, defined as cash flow from continuing operations less capital expenditures, was negative $125.7 million in the second quarter of 2006, compared to negative $120.9 million in the second quarter of 2005, due to the previously-mentioned increase in pre-publication costs and compensatory bonus.

EBITDA, defined as earnings from continuing operations before interest, taxes, depreciation and amortization, decreased to $51.4 million in the second quarter of 2006, from $77.8 million reported in the second quarter of 2005, driven by the lower operating income, which was primarily the result of the compensatory bonus.

Six months ended June 30, 2006

For the six months ended June 30, 2006, the Company reported net sales from continuing operations of $453.8 million, a decrease of $3.5 million, or 0.8%, from net sales of $457.3 million reported for the six months ended June 30, 2005.

Net sales from the K–12 Publishing segment declined by $7.2 million, or 2.1%, to $339.3 million from $346.5 million in the 2005 period. Lower sales of secondary math, due to fewer adoption opportunities, the timing of sales of secondary social studies products, due to a delay in California orders, and an anticipated decline in state contract revenues in the Assessment Division, more than offset strong sales of elementary reading and science and secondary language arts.

The College Publishing segment reported net sales for the six months ended June 30, 2006 of $60.9 million, an increase of $5.5 million, or 9.9%, from $55.4 million reported for the same period in 2005. The increase was primarily due to higher sales of both frontlist titles, including history and calculus, and backlist titles, including math and English.

The Trade and Reference Publishing segment’s net sales for the first six months of 2006 were $53.5 million, a decrease of $1.9 million from $55.4 million reported for the first six months of 2005, primarily due to higher sales in the 2005 period from adult hardcover titles, including Three Nights in August and Extremely Loud and Incredibly Close, as well as The Gourmet Cookbook. Significant sales in the 2006 period included Everyman, by Philip Roth, and various Curious George titles, particularly surrounding the film release in February.

Operating loss from continuing operations for the first six months of 2006 increased $4.4 million to $100.7 million, primarily due to the compensatory bonus payment, partially offset by lower amortization. Pre-publication and publishing rights amortization in the first six months of 2006 decreased $13.1 million from the year-ago period, primarily due to lower publishing rights amortization.

For the six months ended June 30, 2006, the Company reported an income tax benefit of $6.3 million, which was $52.2 million lower than the income tax benefit recorded in the same period in 2005, due to an increase in the valuation allowance. As a result, the net loss from continuing operations was $159.7 million, an increase of $55.8 million from the net loss from continuing operations of $103.9 million reported for the six months ended June 30, 2005.

Cash used in continuing operating activities increased $28.4 million to $212.3 million in the first six months of 2006, primarily due to the payment of the compensatory bonus. Other increases in cash used in operations included decreased cash flow from accounts receivable, due to timing of collections, and increased cash outflow from accounts payable, due to timing of payments. These increases were partially offset by lower inventory purchases in the first six months of 2006.

Capital expenditures excluding pre-publication costs increased to $33.5 million in the six months ended June 30, 2006 from $22.9 million in the same period in 2005, as a result of increased investments in back-office systems and new technology platforms and tools to support online products in the K–12 Publishing segment. Pre-publication costs were $5.3 million higher in the 2006 period, due to an increased level of investment in anticipation of upcoming growth in adoption opportunities beginning in 2007.

Operating free cash flow was negative $300.0 million in the first six months of 2006, compared to negative $255.6 million in the first six months of 2005. The decrease in operating free cash flow is the result of the higher level of capital expenditures and pre-publication investment as well as the increase in cash used in continuing operating activities.

EBITDA was negative $6.1 million in the first six months of 2006, compared to EBITDA of $13.0 million in the first six months of 2005. This decrease is due to the higher operating loss, which was primarily the result of the compensatory bonus.

Outlook for 2006

The Company today also re-affirmed its previously-stated outlook for 2006. The Company expects to report a modest improvement in net sales from continuing operations with growth in the low single-digit percent range, and a modest improvement in EBITDA, driven by higher revenues. Capital expenditures in 2006 are expected to be in line with the 2005 spending level of approximately $170 million.

“The investments we made in new basal programs have expanded our addressable market, so we believe that we are still on track to achieve modest net sales growth this year, despite a weaker adoption calendar. More importantly, we believe that these investments have positioned us to benefit from the strong upcoming growth in adoption opportunities beginning in 2007. We are particularly excited that our core disciplines, such as reading and math, in which we have been an industry leader, will be fueling much of this adoption growth,” concluded Mr. Lucki.

Conference Call Schedule

Houghton Mifflin management will discuss results for the six months ended June 30, 2006 on a conference call scheduled for this morning, August 10, 2006, at 10:00 a.m. EDT. The call is open to all interested parties, and discussions may include forward-looking information. The teleconference dial-in numbers are:

United States: 866-322-2542

International: 706-634-7466

Conference ID: 3544664

A replay can be accessed by dialing 800-642-1687 beginning approximately two hours following the conference call. The replay will be available through September 10, 2006.

About Houghton Mifflin

Boston-based Houghton Mifflin Company is one of the leading educational publishers in the United States, with more than $1 billion in sales. Houghton Mifflin publishes textbooks, instructional technology, assessments and other educational materials for elementary and secondary schools and colleges. The Company also publishes an extensive line of reference works and award-winning fiction and nonfiction for adults and young readers. With its origins dating back to 1832, Houghton Mifflin combines its tradition of excellence with a commitment to innovation. The Company’s Web site can be found at www.hmco.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This communication includes forward-looking statements that reflect the current views of Houghton Mifflin Company and HM Publishing Corp. about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. The Company’s expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations, and we expressly do not undertake any duty to update forward-looking statements, which speak only as of the date of this release. These factors include, but are not limited to: (i) market acceptance of new educational and testing products and services, particularly reading, literature, language arts, mathematics, science and social studies programs, and norm-referenced and criterion-referenced testing; (ii) the seasonal and cyclical nature of educational sales; (iii) changes in funding in school systems throughout the nation, which may result in cancellation of planned purchases of educational and testing products and/or services and shifts in timing of purchases; (iv) changes in educational spending in key states such as California, Texas and Florida, and the Company’s share of that spending; (v) changes in purchasing patterns in elementary and secondary schools and, particularly in college markets, the effect of textbook prices, technology and the used book market on sales; (vi) changes in the competitive environment, including those which could adversely affect cost of sales, such as the increased amount of materials given away in the elementary and secondary school markets and increased demand for customized products; (vii) changes in the relative profitability of products sold; (viii) regulatory changes that could affect the purchase of educational and testing products and services; (ix) changes in the strength of the retail market for general interest publications and market acceptance of newly published titles and new electronic products; (x) the effect of fluctuations in raw material prices, principally paper; (xi) the ability of the Assessment Division to enter into new agreements for testing services and generate net sales growth; (xii) delays and unanticipated expenses in developing new programs and other products; (xiii) delays and unanticipated expenses in developing new technology products, and market acceptance and use of online instruction and assessment materials; (xiv) the potential for damages and fines resulting from errors in scoring high-stakes tests; (xv) the potential effect of a continued weak economy on sales of K–12, college and general interest publications; (xvi) the risk that the Company’s well-known authors will depart and write for competitors; (xvii) the effect of changes in accounting and regulatory and/or tax policies and practices; and (xviii) other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact:

Cheryl Cramer

Vice President, Investor Relations

Houghton Mifflin Company

617-351-5199

cheryl_cramer@hmco.com

HM Publishing Corp. and Houghton Mifflin Company

Unaudited Summary of Consolidated Financial Data

(See Notes to Summary Consolidated Financial Data)

	Three Months Ended,		Six Months Ended,
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
	(dollars in thousands)
Statement of Operations Data (a):
Net sales by segment:
K–12 Publishing	$253,502	$261,068	$339,311	$346,510
College Publishing	37,249	35,446	60,942	55,411
Trade and Reference Publishing	28,618	28,427	53,518	55,374

	319,369	324,941	453,771	457,295

Cost of sales excluding pre-publication and publishing rights amortization	133,663	133,142	209,465	214,342

Pre-publication and publishing rights amortization	38,297	44,541	74,307	87,377

Cost of sales	171,960	177,683	283,772	301,719
Selling and administrative expenses	143,360	123,783	268,691	249,995
Intangible asset amortization	1,046	946	1,991	1,890

Operating income (loss)	3,003	22,529	(100,683)	(96,309)

Net interest expense	(33,710)	(33,553)	(65,389)	(66,058)
Other income (expense)	13	(10)	21	(20)

Loss from continuing operations before income taxes	(30,694)	(11,034)	(166,051)	(162,387)
Income tax provision (benefit)	2,559	(3,723)	(6,312)	(58,479)

Loss from continuing operations	(33,253)	(7,311)	(159,739)	(103,908)

Income (loss) from discontinued operations	0	1,898	(440)	412

Net loss	$(33,253)	$(5,413)	$(160,179)	$(103,496)

Other Operating Data:
Reconciliation of operating income (loss) to EBITDA (loss):
Operating income (loss)	$3,003	$22,529	$(100,683)	$(96,309)
Other expense	13	(10)	21	(20)
Depreciation and amortization	48,362	55,286	94,599	109,339

EBITDA (loss) (c)	$51,378	$77,805	$(6,063)	$13,010

Reconciliation of cash flow from operations to operating free cash flow:
Cash flow used in operations	$(77,572)	$(77,457)	$(212,313)	$(183,866)
Capital expenditures – excluding pre-publication costs	(14,684)	(14,613)	(33,526)	(22,879)
Capital expenditures – pre-publication costs (b)	(33,488)	(28,784)	(54,191)	(48,873)

Operating free cash flow (c)	$(125,744)	$(120,854)	$(300,030)	$(255,618)

Consolidated Balance Sheet Information (a):

As of June 30, 2006
(dollars in thousands)
Cash and short-term investments	$12,174
Short-term borrowings	$61,500
Long-term debt	$1,344,755

Notes to Summary Consolidated Financial Data:

a.	The Consolidated Statement of Operations Data and Consolidated Balance Sheet Information presented include HM Publishing Corp. and its wholly owned subsidiary Houghton Mifflin Company. HM Publishing Corp., incorporated in September 2003, conducts all of its operating activities through Houghton Mifflin Company. The Consolidated Statement of Operations Data for HM Publishing Corp. includes the results of Houghton Mifflin Company and incremental interest expense of $11.5 million from HM Publishing Corp.’s 11.5% senior discount notes issued in October 2003.

In May 2006, the Company engaged in a reorganization pursuant to which three new companies were formed, Houghton Mifflin Holding Company, Inc. (“Parent”), Houghton Mifflin, LLC (“Issuer”), and Houghton Mifflin Finance, Inc. (“Co-Issuer”). Upon completion of this reorganization, Issuer became a wholly owned subsidiary of Parent, and Houghton Mifflin Holdings, Inc. a wholly owned subsidiary of Issuer.

Concurrent with this reorganization, Issuer completed the offering of $300 million aggregate principal of Floating Rate Senior PIK Notes due 2011 (“the Notes”) in a private placement. The proceeds of this offering were used to pay a dividend to Parent, which in turn paid a dividend to owners of Class L common stock of Parent. The Notes are unsecured and are not guaranteed by any of the assets of either HM Publishing Corp. or Houghton Mifflin Company, and accordingly, this debt and related interest expense is not included in the financial statements of HM Publishing Corp. or Houghton Mifflin Company.

b.	Pre-publication capital investments include art, prepress and other costs incurred in the creation of a master copy of a book or other media. These investments are capitalized and then amortized over the subsequent three to five years. The costs to write manuscripts are expensed as incurred.

Effective January 1, 2006, the Company changed the useful life attributed to most pre-publication costs in the K–12 Publishing segment from three to five years. The change in estimate resulted in an $11.3 million decrease in pre-publication amortization in the first six months of 2006, which was substantially offset by higher pre-publication amortization due to new products introduced in 2006.

c.	EBITDA and operating free cash flow are included as both a measure of the Company’s ability to generate cash as well as its ability to meet debt service requirements. The Company does not intend for EBITDA or operating free cash flow to represent cash flow from operations as defined by Generally Accepted Accounting Principles (GAAP), and does not suggest that investors consider it as an indicator of operating performance or as an alternative to cash flow or operating income (as measured by GAAP) or as a measure of liquidity. While EBITDA and operating free cash flow and similar measures are frequently used as measures of operations and an ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.